Exhibit 3.1

                    Amendment to Certificate of Incorporation

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           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
                          HERTZ TECHNOLOGY GROUP, INC.

      Hertz technology group, Inc., a Delaware corporation (the "Corporation"), hereby certifies and sets forth:

1. The Certificate of Incorporation is amended as set forth herein.

2. Article FIRST, which sets forth the name of the Corporation, is amended to read as follows:

      "FIRST: The name of the corporation (hereinafter called the "Corporation") is Return Assured Incorporated".

3. Article FOURTH, which sets forth the total number of shares of stock which the Corporation shall have authority to issue is amended to read as follows:

      "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 51,000,000 shares of which 50,000,000 shares shall be Common Stock, par value $.001 per share, and 1,000,000 shares shall be Preferred Stock.

            (a) Common stock.

                  (i) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share held by them with respect to all matters voted on by the stockholders of the Corporation.

                  (ii) Liquidation Rights. Subject to the prior and superior rights of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or the merger or consolidation of the Corporation into another corporation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based upon the number of shares of Common Stock held by each.

                  (iii) Dividends. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock out of any assets legally available therefor, as and when declared by the Board of Directors.

                  (iv) Relative Rights of Preferred Stock and Common Stock. All relative, participating, optional or other special rights of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

            (b) Preferred Stock. The Board of Directors is empowered to authorize the issuance of one or more classes of the Corporation's Preferred Stock, or one or more series of any such class, and to fix the preferences and relative, participating, optional or other special rights, and

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qualifications, limitations or restrictions thereof for each such class or series, specifying for each such class or series:

                  (i) the designation thereof in such manner as shall distinguish shares thereof from all other series of Preferred Stock then or theretofore authorized;

                  (ii) the number of shares which shall initially constitute such class or series;

                  (iii) whether or not the shares of such class or series shall have voting rights in addition to the voting rights affirmatively required by law;

                  (iv) the rate or rates and the time or times at which dividends and other distributions on the shares of such class or series shall be paid, and whether or not any such dividends shall be cumulative;

                  (v) the amount payable on the shares of such class or series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (vi) whether or not shares of such class or series are to be redeemable, and the terms and conditions upon which the Corporation or a holder may exercise its or his right to redeem, or require redemption of, shares of such class or series;

                  (vii) whether or not a sinking fund shall be created for the redemption of the shares of such class or series, and the terms and conditions of any such fund; and

                  (viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof which shall be applicable to such class or series."

4. This amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS of the foregoing I have executed this certificate this 12th day of October, 2000.


                                            /s/ ELI E. HERTZ
                                            -----------------------
                                            Eli E. Hertz, President
Attest:


/s/ I. MARILYN HERTZ
---------------------------
I. Marilyn Hertz, Secretary